Exhibit 10.2

PROMISSORY NOTE

$50,000,000 June 18, 2009

FOR VALUE RECEIVED, AMERICA FIRST TAX EXEMPT INVESTORS, L.P., a publicly traded Delaware limited partnership (“Borrower”), hereby promises to pay to the order of BANK OF AMERICA, N.A., a national banking association (together with any and all of its successors and assigns and/or any other holder of this Note, “Lender”), without offset, in immediately available funds in lawful money of the United States of America, at DC9-909-02-02, 1801 K Street NW, 2nd Floor, Washington, DC 20006, the principal sum of Fifty Million and No/100 Dollars ($50,000,000) (or the unpaid balance of all principal advanced against this Note, if that amount is less), together with interest on the unpaid principal balance of this Note from day to day outstanding as hereinafter provided.

Section 1.                   Payment Schedule and Maturity Date.

(a)         Interest Payments.  Prior to maturity, accrued and unpaid interest shall be due and payable in arrears on the fifth (5th) day of each month commencing on July 5, 2009.  Borrower shall use the interest payments made with respect to the underlying Bonds (as defined in the Loan Agreement) to pay interest coming due under this Note; provided, however, that Borrower’s obligation to make monthly interest payments is absolute, and Borrower shall not be relieved of such obligation if interest payments are not received by the Collateral Agent (as defined in the Loan Agreement) with respect to the Bonds.  Subject to the terms and conditions of the Loan Agreement and Borrower’s payment obligations under this Note, Borrower may use interest payments made with respect to the underlying Bonds that are in excess of the interest coming due under this Note for any other uses that Borrower may elect.

(b)         Principal Payments.  Prior to maturity, Borrower shall make principal payments on the fifth (5th) day of each October, January, April and July, commencing on October 5, 2009, in the amounts set forth on Schedule 1(b) attached hereto and incorporated herein, which amounts are intended to equal the aggregate amount of sinking fund payments received by the Collateral Agent during the preceding quarter with respect to certain of the underlying Bonds.

(c)         Maturity.  The entire principal balance of this Note then unpaid, together with all accrued and unpaid interest and all other amounts payable hereunder and under the other Loan Documents (as hereinafter defined), shall be due and payable in full on June 30, 2010 (the “Maturity Date”), the final maturity of this Note.

Section 1A                      Extension Option.  Lender shall grant a request by Borrower to extend the Maturity Date of this Note to December 31, 2010 (the “Extended Maturity Date”), upon and subject to the following terms and conditions:

(a)           Unless otherwise agreed by Lender in writing:

(i)           Borrower shall request the extension, if at all, by written notice to the Lender not more than ninety (90) days, and not less than forty-five (45) days, prior to the Maturity Date.

(ii)           At the time of the request, and at the time of the extension, there shall not exist any Event of Default, nor any condition or state of facts which after notice and/or lapse of time would constitute an Event of Default.

(iii)           Current financial statements (dated not earlier than thirty (30) days prior to the request for extension) regarding the Borrower, the General Partner, the Project Owners (as defined in the Loan Agreement) and the Projects (as defined in the Loan Agreement) and all other financial statements and other information as may be required under the Loan Agreement, shall have been submitted to the Lender within 15 Business Days of the request for extension, and there shall not have occurred, in the reasonable opinion of the Lender, any material adverse change in the business or financial condition of the Borrower or its General Partner.

(iv)           Whether or not the extension becomes effective, Borrower shall pay all out-of-pocket costs and expenses incurred by Lender in connection with the proposed extension (pre- and post-closing), including appraisal fees, environmental audit and reasonable attorneys’ fees actually incurred by Lender; all such costs and expenses incurred up to the time of Lender’s written agreement to the extension shall be due and payable prior to Lender’s execution of that agreement (or if the proposed extension does not become effective, then upon demand by Lender), and any future failure to pay such amounts shall constitute a default under the Loan Documents.

(v)           The Loan-to-Value Ratio of the Bond Portfolio, determined by Lender in accordance with the provisions of the Loan Agreement, shall be not greater than 75% at the time of the extension.

(vi)           At the time of the request and the time of the extension, the Projects shall then be performing in accordance with pro forma operating statements provided to Lender by Borrower, and the Bond Portfolio shall then satisfy a Debt Service Coverage Ratio of 1.1 to 1.0, determined by Lender in accordance with the provisions of the Loan Agreement, or the Borrower may then deposit additional cash collateral with the Lender to cause the Bond Portfolio to be compliance with the Debt Service Coverage Ratio, as determined by the Lender in accordance with the Loan Agreement or may rescind the request for extension (in which case the Loan will mature on the Maturity Date).

(vii)              Without limiting the requirements of subsection (iv) above, Borrower shall pay an extension fee to the Lender in an amount equal to fifty (50) basis points of the then-outstanding principal balance of this Note.

If all of the foregoing conditions are not satisfied strictly in accordance with their terms, the extension shall not be or become effective.

(b)           All terms and conditions of the Loan Documents shall continue to apply to the extended term except to the extent that the definition of “Maturity Date” shall mean the “Extended Maturity Date”.

Section 2.                   Security; Loan Documents.  The security for this Note includes the Loan and Security Agreement of even date herewith (as the same may from time to time be amended, restated, modified or supplemented, the “Loan Agreement”) by and among Borrower, Lender and Deutsche Bank Trust Company Americas, as Collateral Agent, pursuant to which, among other things, Borrower has pledged all of its rights, title and interest in and to the Bonds and related collateral to the Lender.  This Note, the Loan Agreement and all other documents now or hereafter securing, guaranteeing or executed in connection with the loan evidenced by this Note (the “Loan”), as the same may from time to time be amended, restated, modified or supplemented, are herein sometimes called individually a “Loan Document” and together the “Loan Documents.”

Section 3.                   Interest Rate.

(a)         BBA LIBOR Daily Floating Rate.  The unpaid principal balance of this Note from day to day outstanding which is not past due, shall bear interest at a fluctuating rate of interest per annum equal to the BBA LIBOR Daily Floating Rate for that day plus three hundred ninety (390) basis points per annum (the “Note Rate”).  The “BBA LIBOR Daily Floating Rate” shall mean a fluctuating rate of interest per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Lender from time to time) as determined for each Business Day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.  Interest shall be computed for the actual number of days which have elapsed, on the basis of a 360-day year.

(b)           Alternative Rates.  Lender may notify Borrower if the BBA LIBOR Daily Floating Rate is not available for any reason, or if Lender determines that no adequate basis exists for determining the BBA LIBOR Daily Floating Rate, or that the BBA LIBOR Daily Floating Rate will not adequately and fairly reflect the cost to Lender of funding the Loan, or that any applicable Law or regulation or compliance therewith by Lender prohibits or restricts or makes impossible the charging of interest based on the BBA LIBOR Daily Floating Rate.  If Lender so notifies Borrower, then interest shall accrue and be payable on the unpaid principal balance of this Note at a fluctuating rate of interest equal to the Prime Rate of Lender plus one hundred (100) basis points per annum, from the date of such notification by Lender until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, or until the Maturity Date of this Note (whether by acceleration, declaration, extension or otherwise), whichever is earlier to occur.  The term “Prime Rate” means, on any day, the rate of interest per annum then most recently established by Lender as its “prime rate.”  Any such rate is a general reference rate of interest, may not be related to any other rate, and may not be the lowest or best rate actually charged by Lender to any customer or a favored rate and may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and Lender may make various business or other loans at rates of interest having no relationship to such rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Lender’s Prime Rate.  If Lender (including any subsequent holder of this Note) ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

(c)           Past Due Rate.  If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), such amount shall thereafter bear interest at the Past Due Rate (as defined below) to the fullest extent permitted by applicable Law.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable on demand, at a fluctuating rate per annum (the “Past Due Rate”) equal to the Note Rate plus four hundred (400) basis points.

Section 4                      Prepayment.  Borrower may prepay the principal balance of this Note, in full at any time or in part from time to time, without fee, premium or penalty, provided that: (a) Lender shall have actually received from Borrower 30 days prior written notice of (i) Borrower’s intent to prepay, (ii) the amount of principal which will be prepaid (the “Prepaid Principal”), and (iii) the date on which the prepayment will be made; (b) subject to Section 3.10 of the Loan Agreement, each prepayment shall be in the amount of $1,000 or a larger integral multiple of $1,000 (unless the prepayment retires the outstanding balance of this Note in full); and (c) each prepayment shall be in the amount of 100% of the Prepaid Principal, plus accrued unpaid interest thereon to the date of prepayment, plus any other sums which have become due to Lender under the Loan Documents on or before the date of prepayment but have not been paid.  The provisions of this Section 4 shall not be construed to limit Borrower’s obligations under Section 3.10 of the Loan Agreement.

Section 5.                   Late Charges.  If Borrower shall fail to make any payment under the terms of this Note (other than the payment due at maturity) within fifteen (15) days after the date such payment is due, Borrower shall pay to Lender on demand a late charge equal to four percent (4%) of the amount of such payment.  Such fifteen (15) day period shall not be construed as in any way extending the due date of any payment.  The late charge is imposed for the purpose of defraying the expenses of Lender incident to handling such delinquent payment.  This charge shall be in addition to, and not in lieu of, any other amount that Lender may be entitled to receive or action that Lender may be authorized to take as a result of such late payment.

Section 6.                   Certain Provisions Regarding Payments.  Subject to Section 3.10 of the Loan Agreement, all payments made under this Note shall be applied, to the extent thereof, to late charges, to accrued but unpaid interest, to unpaid principal, and to any other sums due and unpaid to Lender under the Loan Documents, in such manner and order as Lender may elect in its sole discretion, any instructions from Borrower or anyone else to the contrary notwithstanding.  Remittances shall be made without offset, demand, counterclaim, deduction, or recoupment (each of which is hereby waived) and shall be accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks.  Acceptance by Lender of any payment in an amount less than the amount then due on any indebtedness shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (a) waive or excuse the existence of an Event of Default (as hereinafter defined), (b) waive, impair or extinguish any right or remedy available to Lender hereunder or under the other Loan Documents, or (c) waive the requirement of punctual payment and performance or constitute a novation in any respect.  Payments received after 2:00 p.m. shall be deemed to be received on, and shall be posted as of, the following Business Day.  Whenever any payment under this Note or any other Loan Document falls due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day.

Section 7.                   Events of Default.  The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note:

(a)         Borrower fails to pay within ten (10) Business Days of when due and payable any amounts payable by Borrower to Lender under the terms of this Note.

(b)         Any other covenant, agreement or condition in this Note is not fully and timely performed, observed or kept in any material respects, subject to any applicable grace or cure period.

(c)         An Event of Default (as therein defined) occurs under any of the Loan Documents other than this Note (subject to any applicable grace or cure period).

Section 8.                   Remedies.  Upon the occurrence of an Event of Default, Lender may at any time thereafter exercise any one or more of the following rights, powers and remedies:

(a)         Lender may accelerate the Maturity Date and declare the unpaid principal balance and accrued but unpaid interest on this Note, and all other amounts payable hereunder and under the other Loan Documents, at once due and payable, and upon such declaration the same shall at once be due and payable.

(b)         Lender may set off the amount due against any and all accounts, credits, money, securities or other property now or hereafter on deposit with, held by or in the possession of Lender to the credit or for the account of Borrower, without notice to or the consent of Borrower.

(c)         Lender may exercise, and may direct the Collateral Agent to exercise, any of its or their other rights, powers and remedies under the Loan Documents or at law or in equity.

Section 9.                   Remedies Cumulative.  All of the rights and remedies of Lender and the Collateral Agent under this Note and the other Loan Documents are cumulative of each other and of any and all other rights at law or in equity, and the exercise by Lender and/or the Collateral Agent of any one or more of such rights and remedies shall not preclude the simultaneous or later exercise by Lender and/or the Collateral Agent of any or all such other rights and remedies.  No single or partial exercise of any right or remedy shall exhaust it or preclude any other or further exercise thereof, and every right and remedy may be exercised at any time and from time to time.  No failure by Lender or the Collateral Agent to exercise, nor delay in exercising, any right or remedy shall operate as a waiver of such right or remedy or as a waiver of any Event of Default.

Section 10.                      Costs and Expenses of Enforcement.  Borrower agrees to pay to Lender on demand all costs and expenses incurred by Lender and/or the Collateral Agent in seeking to collect this Note or to enforce any of Lender’s rights and remedies under the Loan Documents, including court costs and reasonable attorneys’ fees and expenses, whether or not suit is filed hereon, or whether in connection with bankruptcy, insolvency or appeal.

Section 11.                      Service of Process.  Borrower hereby irrevocably designates and appoints Thomas McLeay, 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, as Borrower’s authorized agent to accept and acknowledge on Borrower’s behalf service of any and all process that may be served in any suit, action, or proceeding instituted in connection with this Note in any state or federal court sitting in the State of Maryland.  If such agent shall cease so to act, Borrower shall irrevocably designate and appoint without delay another such agent in the State of Maryland satisfactory to Lender and shall promptly deliver to Lender evidence in writing of such agent’s acceptance of such appointment and its agreement that such appointment shall be irrevocable.

Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by (a) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to Borrower and (b) serving a copy thereof upon the agent hereinabove designated and appointed by Borrower as Borrower’s agent for service of process.  Borrower irrevocably agrees that such service shall be deemed to be service of process upon Borrower in any such suit, action, or proceeding.  Nothing in this Note shall affect the right of Lender to serve process in any manner otherwise permitted by law and nothing in this Note will limit the right of Lender otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions, subject to any provision or agreement for arbitration or dispute resolution set forth in the Loan Agreement.

Section 12.                      Heirs, Successors and Assigns.  The terms of this Note and of the other Loan Documents shall bind and inure to the benefit of the heirs, devisees, representatives, successors and assigns of the parties.  The foregoing sentence shall not be construed to permit Borrower to assign the Loan except as otherwise permitted under the Loan Documents.

Section 13.                      General Provisions.  Time is of the essence with respect to Borrower’s obligations under this Note.  If more than one person or entity executes this Note as Borrower, all of said parties shall be jointly and severally liable for payment of the indebtedness evidenced hereby.  Borrower and each party executing this Note as Borrower hereby severally (a) waive demand, presentment for payment, notice of dishonor and of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices (except any notices which are specifically required by this Note or any other Loan Document), filing of suit and diligence in collecting this Note or enforcing any of the security herefor; (b) agree to any substitution, subordination, exchange or release of any such security or the release of any party primarily or secondarily liable hereon; (c) agree that neither the Lender nor the Collateral Agent shall be required first to institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable hereon or to perfect or enforce its rights against them or any security herefor; (d) consent to any extensions or postponements of time of payment of this Note for any period or periods of time and to any partial payments, before or after maturity, and to any other indulgences with respect hereto, without notice thereof to any of them; and (e) submit (and waive all rights to object) to non-exclusive personal jurisdiction of any state or federal court sitting in the State of Maryland for the enforcement of any and all obligations under this Note and the other Loan Documents; (f) waive the benefit of all homestead and similar exemptions as to this Note; (g) agree that their liability under this Note shall not be affected or impaired by any determination that any title, security interest or lien taken by Lender to secure this Note is invalid or unperfected; and (h) hereby subordinate to the Loan and the Loan Documents any and all rights against each other obligor hereunder, if any, and any security for the payment of this Note, whether by subrogation, agreement or otherwise, until this Note is paid in full.  A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.  This Note may not be amended except in a writing specifically intended for such purpose and executed by the party against whom enforcement of the amendment is sought.  Captions and headings in this Note are for convenience only and shall be disregarded in construing it.  This Note and its validity, enforcement and interpretation shall be governed by the laws of the State of Maryland (without regard to any principles of conflicts of laws) and applicable United States federal law.  Whenever a time of day is referred to herein, unless otherwise specified such time shall be the local time of the place where payment of this Note is to be made.  The term “Business Day” shall mean a day on which Lender is open for the conduct of substantially all of its banking business at its office in the city in which this Note is payable (excluding Saturdays and Sundays).  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement.  The words “include” and “including” shall be interpreted as if followed by the words “without limitation.”

Section 14.                      Notices.  Any notice, request, or demand to or upon Borrower or Lender shall be deemed to have been properly given or made when delivered in accordance with the terms of the Loan Agreement regarding notices.

Section 15.                      No Usury.  It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note and the other Loan Documents.  If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Lender’s exercise of the option to accelerate the Maturity Date or Extended Maturity Date, if applicable, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note and all other indebtedness secured by the Loan Agreement, and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder.  All sums paid or agreed to be paid to Lender for the use or forbearance of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan.

[Signature Follows on Next Page]

IN WITNESS WHEREOF, Borrower has duly executed this Note under seal as of the date first above written.

BORROWER:

AMERICA FIRST TAX EXEMPT INVESTORS, L.P.,
a Delaware limited partnership

By:           America First Capital Associates Limited                                                                           Partnership Two,
a Delaware limited partnership,
its General Partner

By:	The Burlington Capital Group LLC,

a Delaware limited liability company,

its General Partner

By: /s/ Michael J. Draper _____________________________ [SEAL]

Michael J. Draper
Chief Financial Officer

STATE OF Nebraska, COUNTY OF Douglas, TO WIT:

I HEREBY CERTIFY, that on this 15th day of June, 2009, before me, the undersigned Notary Public of said State, personally appeared Michael J. Draper, who acknowledged himself to be the Chief Financial Officer of The Burlington Capital Group LLC, a Delaware limited liability company, the general partner of America First Capital Associates Limited Partnership Two, a Delaware limited partnership, the general partner of America First Tax Exempt Investors, L.P., a Delaware limited partnership, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained as the duly authorized Chief Financial Officer of said limited liability company, as general partner of said limited partnership by signing the name of the limited liability company by himself as Chief Financial Officer.

WITNESS my hand and Notarial Seal.

/s/ Michelle N. Leas
_______________________[SEAL]
Notary Public

My Commission Expires: 3/12/2013

Schedule 1(b)

(Quarterly Principal Payments)

Payment Date	Payment Amount
October 5, 2009	$136,667.00
January 5, 2010	$154,333.00
April 5, 2010	$220,000.00
July 5, 2010, if applicable	$192,000.00
October 5, 2010, if applicable	$180,000.00